Exhibit 107.1

Calculation of Filing Fee Table

Form SF-1

(Form Type)

Duke Energy Progress, LLC (Exact name of registrant, sponsor and depositor as specified in its charter)	Duke Energy Progress SC Storm Funding LLC (Exact name of registrant and issuing entity as specified in its charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee (1)
Fees to Be Paid	Asset-Backed Securities	Series A Senior Secured Storm Recovery Bonds	457(o)	$176,070,000	100%	$176,070,000	0.00014760	$25,987.93
Fees Previously Paid	Asset-Backed Securities	Senior Secured Storm Recovery Bonds, Series	457(o)	$1,000,000	100%	$1,000,000		$147.60
Total Offering Amount						$1,000,000		$26,135.53
Total Fees Previously Paid(2)								$147.60
Total Fees Offsets								$0.00
Net Fee Due								$25,987.93

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	$147.60 was previously paid in connection with the initial filing of this Registration Statement on January 17, 2024 where $1,000,000 aggregate principal amount of Series A Senior Secured Storm Recovery Bonds were registered.